CONFORMED COPY




                                EXHIBIT (99.1)

COMCAST, ABC, FORM VENTURE TO ACQUIRE MAJOR INTEREST IN E! ENTERTAINMENT TELEVISION

Philadelphia, PA and Burbank, CA
January 28, 1997



                     COMCAST, ABC, FORM VENTURE TO ACQUIRE
                MAJOR INTEREST IN E! ENTERTAINMENT TELEVISION

Philadelphia, PA and Burbank, CA -- January 28, 1997 -- Comcast Corporation and ABC Cable Networks announced today they have agreed to form a new organization to acquire a majority interest in E! Entertainment Television, a cable service that provides more than 42 million subscribers with entertainment programming as well as news and information about the entertainment world and its personalities.

The announcement was made by Brian L. Roberts, president of Comcast, and Michael D. Eisner, chairman and CEO of The Walt Disney Company. The two executives said the new organization plans to hold a 68.8 percent ownership of E! Entertainment Television.

Comcast obtained the right to increase its ownership of E! Entertainment to
68.8 percent based on a recently triggered buy/sell agreement between the owners. Comcast already owns a 10.4 percent and the remainder will be acquired from Time Warner Inc.

The acquisition of the shares from Time Warner is subject to compliance with the filing and waiting period requirements under the Hart-Scott-Rodino Act. The agreement has been approved by the boards of directors of both companies.

E! Entertainment Television will be managed by Comcast's programming partnership, C3 (Comcast Content & Communications). Richard H. Frank is the chairman and CEO of C3. Frank is also the president of the Academy of Television Arts and Sciences and was formerly chairman of Walt Disney Television and Telecommunications and president of The Walt Disney Studios. Prior to that, he was president of the Paramount Television Group.

Lee Masters, under whose creative leadership E! has become the ultimate source for entertainment and celebrity programming, will remain as president and CEO of the network.

"E! Entertainment Television is a recognized brand that can be extended so that it becomes to entertainment what ESPN is to sports and The Disney Channel is to families," said Eisner. "I am very pleased that the talented Rich Frank, whom I know as an executive and with whom I worked for more than twenty years, will be overseeing this venture and will be working with us again. I am also excited about the potential of this new venture with an organization as outstanding as Comcast."

"Comcast is delighted to be in partnership with Disney," said Roberts. The combination of ABC Cable Networks' marketing and programming talent along with the experienced production team of C3 will create tremendous new opportunities domestically and internationally for E! Entertainment Television."

ABC President Robert Iger noted, "This adds great value to our broadcast operations. The entertainment channel will enhance our core entertainment business and help us expand our highly successful cable offerings. Comcast is very strong in the cable business and we are pleased to work with them and with Rich Frank."

ABC's ownership in cable properties includes ESPN, ESPN2, ESPNews, The Disney Channel, Lifetime, A&E and The History Channel.

Frank said "I am happy that the ABC Cable Networks has joined Comcast and C3 in this exciting venture. The existing subscriber base represents a significant foundation from which to expand the E! franchise. We also intend to fully utilize the extensive library and other assets of the channel to create new business opportunities and revenue streams."

Geraldine Laybourne, president of Disney/ABC Cable Networks, said, "We believe E! Entertainment Television is a natural fit for ABC and that it has enormous potential which we jointly intend to develop fully. This cable network will bring a new dimension to ABC's existing cable lineup."

Disney and Comcast executives said E! Entertainment Television will continue with its current programming concept.

E! Entertainment Television was formed in 1987. With the new venture's acquisition of Time Warner's share of E! Entertainment Television, remaining minority partners will be subsidiaries of Cox Communications, Continental Cablevision, and Liberty Media, each with 10.4 percent interests.

Comcast Corporation is principally engaged in the development, management and operation of wired telecommunications including cable television and telephone services; wireless telecommunications including cellular, personal communications services and direct to home satellite television; and content through principal ownership of QVC, the world's premier electronic retailer, through majority ownership of Comcast-Spectator and through other programming investments. The Company's consolidated and affiliated operations serve over ten million customers worldwide.

Comcast's Class A and Class A Special Common Stock are traded on The NASDAQ Stock Market under the symbol CMCSA and CMCSK, respectively.

Disney/ABC Cable Networks is a unit of ABC, Inc. which is a subsidiary of the Walt Disney Company which is traded on the New York Stock Exchange under the symbol DIS.